Exhibit 10.2     Employment Agreement with Mr. Patel.

NEWENERGYTECHNOLOGIES, INC.

3905 National Drive, Suite 110

 Burtonsville, MD 20866

Telephone: (800) 213-0689• Facsimile(240) 390-0603

June 24, 2009

 By Hand

Meetesh Patel

 4309 Buckskin Wood Drive

 Ellicott City, MD 21042

Re: Employment Agreement

 Dear Meetesh:

This letter sets forth the terms and conditions of your continued employment by New Energy Technologies, Inc. (the “Company").

1.        Position and Duties.

         You shall be employed by the Company as its President and Chief Executive Officer and Chief Financial Officer; in performance of your duties, you shall be subject to the direction of, and be reporting directly to, the Company's Board of Directors (the " Board "); provided that, if requested by the Board, you will immediately resign as an officer of the Company. You shall be available to travel as the needs of the business require. You agree to devote such time as may be necessary to carry on your duties as President and Chief Executive Officer. Nothing in this Agreement precludes you from being an officer, director, owner, investor in, or partner of, any business or organization which is not competing with the Company, provided the same does not in any manner whatsoever impair your ability to perform your duties under this Agreement, and your participation any such business or organization does not violate Section 7 of this Agreement.

2.        At-Will Employment.

         Anything herein to the contrary notwithstanding, your employment with and by the Company is “at-will employment” and may be terminated by you or the Company at any time, with or without cause, and for any reason whatsoever, upon written notice to the other.

3.        Compensation.

You shall be compensated by the Company for your services as follows:

(a) Salary. Commencing October 15, 2008, you shall be paid a monthly salary of $12,500.00

 ($150,000.00 per year), subject to applicable tax withholding, the salary is payable in 24 installments of $6,250 each on the 15th and last day of each calendar month during the term of this Agreement. Such salary shall be subject to periodic review and adjustment in accordance with the Company's salary review policies and practices then in effect for its senior management.

(b)  Stock Options.

      (i) Number, Vesting and Exercise Price.Subject to your execution and delivery of this Agreement and the definitive Stock Option Agreement (the “Stock Option Agreement”) you shall receive a total of 2,000,000 options (the “ Options ”) to purchase up to an aggregate of 2,000,000 shares of the Company’s common stock; the Options are subject to and shall have such further restrictions, vesting requirements and exercise provisions as are set forth in the Stock Option Agreement. Subject to the foregoing the Option shall vest:

     1. as to 500,000 shares when, to the Board’s satisfaction, all of the following items related the development, production, manufacturing, and sale any of commercially viable product have been successfully executed: (A) completion of final design and/or engineering; (B) the establishment of manufacturing facilities, whether in-house or outsourced; and (C) the initial filing of any product safety approval applications, if required, in order to allow for the commercial sale of products by the Company;

     2. as to 500,000 shares upon commencing commercial sales of any of the Company’s products, as reported in the Company's financial statements, whether to retail customers or wholesale customers;

     3. as to 500,000 shares upon achieving $1,000,000 in total cumulative commercial sales of the Company’s products during any six-month period of a fiscal year, as reported in the Company’s financial statements

     4. as to 500,000 shares when, to the Board’s satisfaction, the Company enters into a favorable business partnership with a third-party commercial organization in the industry segment related to the Company’s product development and sales efforts, under any of the following conditions:

(A)      a product development relationship whereby the third-party partner makes a significant financial investment, as determined at the Board’s discretion, directed towards the development of the Company’s products; or

(B)      a product development relationship whereby the third-party partner invests significant research and development resources, as determined at the Board’s discretion, directed towards the development of the Company’s products; or

(C)      a strategic partnership with the third-party partner where, as determined at the Board’s discretion, such a partnership provides significant business advantages to the Company which it would otherwise not have, whether related to product development, commercial sales, industry position, or business reputation.

           5.      as to all 2,000,000 shares if and when a technology or product of the Company is acquired on favorable terms, as determined at the Board’s discretion, by a third party at a price that has been approved by shareholders and the Board, or when the Company or any of its subsidiaries is acquired on favorable terms to the Company, as determined at the Board’s discretion, by a third party at a price that has been approved by shareholders and the Board.

     The vesting requirements described above are subject to periodic review and revision by the Board, however, the aggregate total number of stock options issued to you under this Agreement is not subject to adjustment by you or the Company unless a new Employment Agreement is negotiated by you and the Company and the terms of this Employment Agreement are thereby rendered void and of no further force or effect.

                     (ii) Term.Subject to the earlier termination provisions set forth in the Stock Option Agreement, the Option shall have a term of five (5) years from the date hereof. The granting of the Options shall be effective only upon delivery of a fully executed Stock Option Agreement.

        (c)           Additional Benefits.You shall be entitled to two weeks of paid vacation annually. Nothing contained herein shall preclude you from participating in the present or future employee benefit plans of the Company for its senior executive staff, provided that you meet the eligibility requirements for participation in any such plans.

4.    Expenses.

     (a) Medical Expense.During the term of this Agreement, the Company agrees to pay you a monthly stipend of $1,200.00 per month in addition to your annual salary to cover medical insurance premiums until such time that the Company can make available an alternative medical insurance plan.

     (b) Other Expenses. You shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of your duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company.

5.   Your Representations and Warranties.

     You represent and warrant to the Company that (A) you are under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of your duties hereunder, or the other rights of the Company hereunder, and (B) you are under no physical or mental disability that would hinder your performance of duties under this Agreement, and (C) you are not party to any ongoing civil or criminal proceedings, and have not been party such proceedings within the past five years, and do not know of any such proceeding that may be threatened or pending against you, and (D) you are not currently engaged in activities and will not knowingly engage in future activities that may cause embarrassment to the Company or tarnish the reputation or public image of the Company, including but not necessarily limited to association with or party to: any criminal behavior(s) such as drug use, theft, or any other potential or active violation of law; political controversy, civil disobedience, or public protest; lewd, lascivious behavior.

6.   Termination of Salary, Benefits and Options.

     In the event of the termination of your employment by the Company or by you for any reason whatsoever, then as of the date of the termination of your employment as set forth in either the Company’s notice to you or your notice to the Company, as the case may be (i), you shall no longer be entitled to any compensation under Paragraph 3 hereof, (ii) you shall no longer be entitled to any reimbursement of expenses under Paragraph 4 hereof, except for expenses incurred by you and approved by the Company prior to the date of such termination, (iii) any and all unexercised Options shall expire and shall no longer be exercisable as of the date of termination of this Agreement, and (iv) neither party hereto shall have any further rights or obligations hereunder (except obligations expressly stated to survive the termination of this Agreement). Nothing shall limit your right to be indemnified by the Company, subject to its indemnification policies then in effect, for your actions as a director or officer of the Company, provided such indemnification would otherwise have been available to you.

7.   Non Competition; Non Solicitation.

     (a) In view of the unique and valuable services it is expected that you will render to the Company, your knowledge of its trade secrets, and other proprietary information relating to the then business of the Company and in consideration of the compensation to be received hereunder, you will not, during the period you are employed by the Company, engage in, or otherwise directly or indirectly, be employed by, or act as a consultant or lender to, or, without the prior written approval of the Board, be a director, officer, owner, or partner of, any other business or organization that is engaged in the same field of research and development that the Company is then engaged in by the Company. Nothing herein shall be deemed to preclude you from being an officer, director, owner, investor in, or partner of, any business or organization which is not competing with the Company, provided the same does not in any manner whatsoever impair your ability to perform your duties under this Agreement.

     (b) During your employment and for a period of one year following the termination of your employment, you will not directly or indirectly reveal the name of, solicit or interfere with, or endeavor to entice away from the Company any of its suppliers, customers, or employees.

     (c) During your employment and for a period of one year following the termination of your employment, you shall not make any critical or disparaging statements about the Company or any of its employees, directors or products to any other person or entity.

     (d) Since a breach of the provisions of this Paragraph 7 could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith, and you hereby consent to the issuance of such injunction. You agree that the provisions of this Paragraph 7 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in this Paragraph 7 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby. This Paragraph 7 shall survive the termination of this Agreement.

8.    Intellectual Property.

     Any interest in patents, patent applications, inventions, copyrights, developments, and processes (“Intellectual Property”) which you now, or hereafter during the period you are employed by the Company, may own or develop relating to the fields in which the Company may then be engaged shall belong to the Company; and forthwith upon request of the Company, you shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all your right, title, and interest in and to such Intellectual Property free and clear of all liens, charges, and encumbrances. This Paragraph 8 shall survive the termination of this Agreement.

9.    Confidential Information.

     All confidential information which you may now possess, or may obtain or create prior to the end of the period you are employed by the Company, relating to the business of the Company, or any customer or supplier of the Company, or any agreements, arrangements, or understandings to which the Company is a party, shall not be disclosed or made accessible by you to any other person or entity either during or after the termination of your employment or used by you except during your employment by the Company in the business and for the benefit of the Company. You shall return all tangible evidence of such confidential information to the Company prior to or at the termination of your employment. This Paragraph 9 shall survive the termination of this Agreement.

10.  Successors and Assigns.

     This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by you, you shall not have the right to assign or transfer any of your rights, obligations or benefits under this Agreement, except as otherwise noted herein.

11.   No Reliance on Representations.

       You acknowledge that you are not relying, and have not relied, on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.

12.  Entire Agreements; Amendments.

      This Agreement sets forth our entire understanding of the parties with respect to your employment by the Company, supersedes all existing agreements between you and the Company concerning such employment, and may be modified only by a written instrument duly executed by each of you and Company.

13.   Waiver.

       Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

14.   Construction.

       You and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by you and the Company and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

15.   Severability.

       Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

16.   Notices.

       All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made by (i) certified or registered mail, return receipt requested, (ii) nationally recognized overnight courier delivery, (iii) by facsimile transmission provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party or (iv) hand delivery as follows:

To the Company:

     New Energy Technologies, Inc.

      3905 National Drive, Suite 110

      Burtonsville, MD 20866

      Fax: (240) 390-0603

With a copy to:

      Joseph Sierchio, Esq.

      Sierchio & Company, LLP

      430 Park Avenue, Suite 702

      New York, NY 10022

      Fax: (212) 246-3039

To you:

      Meetesh V. Patel, Esq.

      Meetesh Patel

      4309 Buckskin Wood Drive

      Ellicott City, MD 21042

      Fax: (240) 524-8368

or to such other address, facsimile number, or email address, as is specified by a party by notice to the other party given in accordance with the provisions of this Paragraph 16. Any notice given in accordance with the provisions of this Paragraph 16 shall be deemed given (i) three (3) Business Days after mailing (if sent by certified mail), (ii) one (1) Business Day after deposit of same with a nationally recognized overnight courier service (if delivered by nationally recognized overnight courier service), or (iii) on the date delivery is made if delivered by hand or facsimile.

17.  Counterparts.

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.  Governing Law.

      All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, County of New York for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

19.  Date of Agreement.

      The date of this Agreement shall be June 17, 2009 regardless of the date it is signed by you. If you find the foregoing acceptable, please acknowledge your acceptance of, and agreement with, the terms and conditions set forth above by signing the enclosed copy of this letter in the space provided and returning the same to the undersigned.

Sincerely,

New Energy Technologies, Inc.

By: /s/ Joseph Sierchio

 Joseph Sierchio, Authorized Signatory

Acceptance

     On this 24th day of June, 2009, I, Meetesh V. Patel, agree to and accept employment with New Energy technologies, Inc. on the terms and conditions set forth in this Agreement.

/s/ Meetesh V. Patel

 Meetesh V. Patel